Exhibit 99.1

Contacts:
Quidel Corporation	Porter Novelli Life Sciences
John M. Radak, Chief Financial Officer	Parag Dave
(858) 646-8032	(619) 849-5378
pdave@pnlifesciences.com

QUIDEL CORPORATION APPOINTS DOUGLAS C. BRYANT PRESIDENT &
CHIEF EXECUTIVE OFFICER

SAN DIEGO, Calif., January 20, 2009 – Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today announced that the board of directors appointed Douglas C. Bryant as president and chief executive officer.

Most recently, Mr. Bryant (age 51) served as executive vice president and chief operating officer at Luminex Corporation, managing its Bioscience Group, Luminex Molecular Diagnostics (Toronto), manufacturing, R&D, technical operations, and commercial operations. From 1983 to 2007, he held various worldwide commercial operations positions with Abbott Laboratories including: vice president of Abbott Vascular for Asia/Japan, vice president of Abbott Molecular Global Commercial Operations and vice president of Abbott Diagnostics Global Commercial Operations.  Earlier in his career with Abbott, Mr. Bryant was vice president of Diagnostic Operations in Europe, the Middle East and Africa, and vice president of Diagnostic Operations Asia Pacific.  He holds a B.A. in Economics from the University of California at Davis.

Announcing the appointment, Mark A. Pulido, chairman of the Quidel board said, “Doug brings a depth of experience and is a highly respected leader in the worldwide diagnostics industry.  Doug’s leadership will enable us to accelerate the momentum built over the last several years as we increase market share of our leading products as well as sharpen our focus on new product and technology opportunities.”

“It’s an exciting time to be joining Quidel, with the company well positioned for continued growth,” said Bryant. “I especially look forward to advancing the development and commercialization of the next generation of products and technologies.”

Mr. Bryant will begin employment with Quidel and join the Quidel board on February 2, 2009.  Caren Mason will continue in her current capacity as president and chief executive officer until March 1, 2009, when Mr. Bryant’s appointment as president and chief executive officer becomes effective. To facilitate the transition in leadership, Ms. Mason will serve as a special advisor until her planned retirement on June 1, 2009.

About Quidel Corporation

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, respiratory syncytial virus, Fecal Occult Blood, Strep A, pregnancy, bacterial vaginosis, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment have an impact on clinical outcomes and provide an economic benefit. For more information, visit www.quidel.com, www.colorectal-test.com or www.flutest.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed.  Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the timing of onset, length and severity of cold and flu seasons, the level of success in executing our strategic initiatives, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors and the level of success in our recent distributor incentive programs, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration, intellectual property, product liability, environmental or other litigation, required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower-than-anticipated sales or market penetration of our new products.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements, except as required by law.